EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8_K dated April 23, 2004 of Budgethotels Network, Inc. (Commission file No. 000-26909) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

HJ & Associates, LLC

Salt Lake City, Utah

April 26, 2004